Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-217028

ETFS Gold Trust

Supplement dated September 5, 2017

to the

Prospectus dated March 30, 2017

This Supplement dated September 5, 2017 amends and supplements the prospectus dated March 30, 2017 (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

In the section  “CREATION AND REDEMPTION OF SHARES”:

The fifth sentence of the first paragraph under “— Creation Procedures” on page 34 is amended and restated to read as follows:

Redemption settlements involving gold deliveries loco London may be delayed longer than two business days following the redemption order date.

The first paragraph under the subheading “— Creation Procedures – Delivery of required deposits” on page 35 is amended and restated in its entirety to read as follows:

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required gold deposit amount by the second business day in London or Zurich following the purchase order date. Upon receipt of the gold deposit amount, the Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the second business day following the purchase order date the gold deposit amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account and the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of gold until such gold has been received by the Trust shall be borne solely by the Authorized Participant.

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The second paragraph under the subheading “— Redemption Procedures” on page 35 is amended and restated in its entirety to read as follows:

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Trust not later than the second business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

The first paragraph under the subheading “— Redemption Procedures – Delivery of redemption distribution” on page 36 is amended and restated in its entirety to read as follows:

The redemption distribution due from the Trust will be delivered to the Authorized Participant on the second business day following a loco Zurich redemption order date if, by 10:00 AM New York time on such second business day, the Trustee’s DTC account has been credited with the Baskets to be redeemed. The redemption distribution due from the Trust will be delivered to the Authorized Participant on or before the fifth business day following a loco London redemption order date if, by 10:00 AM New York time on the second business day after the loco London redemption order date, the Trustee’s DTC account has been credited with the Baskets to be redeemed. In the event that, by 10:00 AM New York time on the second business day following the order date of a redemption order, the Trustee’s DTC account has not been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed pursuant to such redemption order, the Trustee shall send to the Authorized Participant and the Custodian via fax or electronic mail message notice of such fact and the Authorized Participant shall have two business days following receipt of such notice to correct such failure.  If such failure is not cured within such two business day period, the Trustee (in consultation with the Sponsor) will cancel such redemption order and will send via fax or electronic mail message notice of such cancellation to the Authorized Participant and the Custodian, and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled order. The Trustee is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee’s DTC account by 10:00 AM New York time on the second business day following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor and the Trustee may from time to time agree upon.

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Please retain this Supplement with your Prospectus for your reference.

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